Exhibit 4.1

CHASE ISSUANCE TRUST

as Issuing Entity

CLASS A(2006-7) TERMS DOCUMENT

dated as of December 18, 2006

to

AMENDED AND RESTATED

CHASESERIES INDENTURE SUPPLEMENT

dated as of October 15, 2004

to

SECOND AMENDED AND RESTATED

INDENTURE

dated as of March 14, 2006

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Indenture Trustee and Collateral Agent

THIS CLASS A(2006-7) TERMS DOCUMENT (this “Terms Document”), by and between the CHASE ISSUANCE TRUST, a statutory trust created under the laws of the State of Delaware (the “Issuing Entity”), having its principal office at c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-1600, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as indenture trustee (the “Indenture Trustee”) and collateral agent (the “Collateral Agent”), is made and entered into as of December 18, 2006.

Pursuant to this Terms Document, the Issuing Entity and the Indenture Trustee shall create a new Tranche of CHASEseries Class A Notes and shall specify the principal terms thereof.

ARTICLE I

Definitions and Other Provisions of General Application

Section 1.01 Definitions For all purposes of this Terms Document, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(2) all other terms used herein which are defined in the Indenture Supplement, the Indenture or the Asset Pool Supplement, either directly or by reference therein, have the meanings assigned to them therein;

(3) as used in this Terms Document and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Terms Document or in any such certificate or other document, and accounting terms partly defined in this Terms Document or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Terms Document or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Terms Document or in any such certificate or other document shall control;

(4) the words “hereof,” “herein,” “hereunder” and words of similar import when used in this Terms Document shall refer to this Terms Document as a whole and not to any particular provision of this Terms Document; references to any subsection, Section, clause, Schedule or Exhibit are references to subsections, Sections, clauses, Schedules and Exhibits in or to this Terms Document unless otherwise specified; the term “including” means “including without limitation”; references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; references to any Person include that Person’s successors and assigns; and references to any agreement refer to such agreement, as amended, supplemented or otherwise modified from time to time;

(5) in the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture Supplement, the Indenture or the Asset Pool Supplement, the terms and provisions of this Terms Document shall be controlling; and

(6) each capitalized term defined herein shall relate only to the Class A(2006-7) Notes and no other Tranche of CHASEseries Notes issued by the Issuing Entity.

“Asset Pool Supplement” means the Amended and Restated Asset Pool One Supplement to the Indenture, dated as of October 15, 2004, as amended by the First Amendment thereto, dated as of May 10, 2005, and the Second Amendment thereto, dated as of February 1, 2006, by and among the Issuing Entity, the Indenture Trustee and the Collateral Agent.

“BDL” means Banque de Luxembourg.

“Beneficiary” means Chase Bank USA, National Association, in its capacity as beneficial owner of the Issuing Entity.

“Calculation Agent” is defined in Section 2.04(a).

“Class A(2006-7) Adverse Event” means the occurrence of any of the following: (a) an Early Amortization Event with respect to the Class A(2006-7) Notes, (b) an Event of Default and acceleration of the Class A(2006-7) Notes, (c) the Class A Usage of the Class B Required Subordinated Amount for the Class A(2006-7) Notes becomes greater than zero or (d) the Class A Usage of the Class C Required Subordinated Amount for the Class A(2006-7) Notes becomes greater than zero.

“Class A(2006-7) Note” means any Note, substantially in the form set forth in Exhibit A-1 to the Indenture Supplement, designated therein as a Class A(2006-7) Note and duly executed and authenticated in accordance with the Indenture.

“Class A(2006-7) Noteholder” means a Person in whose name a Class A(2006-7) Note is registered in the Note Register.

“Class A(2006-7) Termination Date” means the earliest to occur of (a) the Principal Payment Date on which the Outstanding Dollar Principal Amount of the Class A(2006-7) Notes is paid in full, (b) the Legal Maturity Date and (c) the date on which the Indenture is discharged and satisfied pursuant to Article V thereof.

“Class A Required Subordinated Amount of Class B Notes” is defined in Section 2.02(a).

“Class A Required Subordinated Amount of Class C Notes” is defined in Section 2.02(b).

“Controlled Accumulation Amount” means $95,833,333.34; provided, however, if the Accumulation Period Length is determined to be less than twelve months pursuant to Section 3.12(b)(ii) of the Indenture Supplement, the Controlled Accumulation Amount for any Note Transfer Date with respect to the Class A(2006-7) Notes will be the amount specified in the definition of “Controlled Accumulation Amount” in the Indenture Supplement.

“Indenture” means the Second Amended and Restated Indenture, dated as of March 14, 2006, between the Issuing Entity and the Indenture Trustee.

“Indenture Supplement” means the Amended and Restated CHASEseries Indenture Supplement, dated as of October 15, 2004, among the Issuing Entity, the Indenture Trustee and the Collateral Agent.

“Initial Dollar Principal Amount” means $1,150,000,000.

“Interest Payment Date” means January 16, 2007 and the 15th day of each month thereafter, or if such 15th day is not a Business Day, the next succeeding Business Day.

“Interest Period” means, with respect to any Interest Payment Date, the period from and including the previous Interest Payment Date (or in the case of the initial Interest Payment Date, from and including the Issuance Date) to but excluding such Interest Payment Date.

“Issuance Date” means December 18, 2006.

“Legal Maturity Date” means February 15, 2013.

“LIBOR” means, for any Interest Period, the London interbank offered rate for one-month United States dollar deposits determined by the Trustee on the LIBOR Determination Date for each Interest Period in accordance with the provisions of Section 2.04.

“LIBOR Determination Date” means (1) December 14, 2006 for the period from and including the Issuance Date through but excluding January 16, 2007 and (2) for each interest period thereafter, the second London Business Day prior to the commencement of the second and each subsequent Interest Period.

“London Business Day” means any Business Day on which dealings in deposits in United States Dollars are transacted in the London interbank market.

“Note Interest Rate” means a rate per annum equal to 0.01% in excess of LIBOR, as determined by the Calculation Agent on the related LIBOR Determination Date with respect to each Interest Period.

“Paying Agent” means Wells Fargo Bank, National Association.

“Predecessor Note” means, with respect to any particular Note, every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purpose of this definition, any Note authenticated and delivered under Section 3.06 of the Indenture in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“Record Date” means, for any Note Transfer Date, the last Business Day of the preceding Monthly Period.

“Reference Banks” means four major banks in the London interbank market selected by the Beneficiary.

“Scheduled Principal Payment Date” means December 15, 2010.

“Stated Principal Amount” means $1,150,000,000.

“Telerate Page 3750” means the display page currently so designated on the Bridge Telerate Market Report (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

Section 1.02 Governing Law THIS TERMS DOCUMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 1.03 Counterparts This Terms Document may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

Section 1.04 Ratification of Indenture and Indenture Supplement As supplemented by this Terms Document, each of the Indenture, the Asset Pool Supplement and the Indenture Supplement is in all respects ratified and confirmed and the Indenture as so supplemented by the Asset Pool Supplement and the Indenture Supplement as so supplemented by this Terms Document shall be read, taken and construed as one and the same instrument.

[END OF ARTICLE I]

ARTICLE II

The Class A(2006-7) Notes

Section 2.01 Creation and Designation There is hereby created a Tranche of CHASEseries Class A Notes to be issued pursuant to the Indenture and the Indenture Supplement to be known as the “CHASEseries Class A(2006-7) Notes.”

Section 2.02 Specification of Required Subordinated Amount and Other Terms For the Class A(2006-7) Notes for any date of determination, the Class A Required Subordinated Amount of Class B Notes will be an amount equal to 7.80347% of (i) prior to the occurrence of a Class A(2006-7) Adverse Event, the Adjusted Outstanding Dollar Principal Amount of the Class A(2006-7) Notes on such date of determination or (ii) on and after the date on which a Class A(2006-7) Adverse Event shall have occurred, the greater of (1) the Adjusted Outstanding Dollar Principal Amount of the Class A(2006-7) Notes on such date of determination and (2) the Adjusted Outstanding Dollar Principal Amount of the Class A(2006-7) Notes as of the close of business on the day immediately preceding the date on which such Class A(2006-7) Adverse Event shall have occurred.

(b) For the Class A(2006-7) Notes for any date of determination, the Class A Required Subordinated Amount of Class C Notes will be an amount equal to 7.80347% of (i) prior to the occurrence of a Class A(2006-7) Adverse Event, the Adjusted Outstanding Dollar Principal Amount of the Class A(2006-7) Notes on such date or (ii) on and after the date on which a Class A(2006-7) Adverse Event shall have occurred, the greater of (1) the Adjusted Outstanding Dollar Principal Amount of the Class A(2006-7) Notes on such date of determination and (2) Adjusted Outstanding Dollar Principal Amount of the Class A(2006-7) Notes as of the close of business on the day immediately preceding the date on which such Class A(2006-7) Adverse Event shall have occurred.

(c) The Issuing Entity may change the percentages or the formulas set forth in either clause (a) or (b) above without the consent of any Noteholder so long as the Issuing Entity has (i) received written confirmation from each Note Rating Agency that has rated any Outstanding Class A(2006-7) Notes that the change in either of such percentages or formulas, as applicable, will not result in a Ratings Effect with respect to any Outstanding Class A(2006-7) Notes and (ii) delivered to the Indenture Trustee and the Note Rating Agencies a Master Trust Tax Opinion and an Issuing Entity Tax Opinion.

Section 2.03 Interest PaymentFor each Interest Payment Date, the amount of interest due with respect to the Class A(2006-7) Notes shall be an amount equal to the product of (i) (A) a fraction, the numerator of which is the actual number of days in the related Interest Period and the denominator of which is 360, times, (B) the Note Interest Rate in effect with respect to the related Interest Period, times, (ii) the Outstanding Dollar Principal Amount of the Class A(2006-7) Notes determined as of the close of business on the Interest Payment Date preceding the related Note Transfer Date for the Class A(2006-7) Notes; provided, however, that for the first Interest Payment Date, the amount of interest due with respect to the Class A(2006-7) Notes shall be an amount equal to the product of (x) the Outstanding Dollar Principal Amount of the Class A(2006-7) Notes on the Issuance Date, (y) 29 divided by 360 and (z) the Note Interest Rate in effect with respect to the Class A(2006-7) Notes determined on December 14, 2006. Interest on the Class A(2006-7) Notes will be calculated on the basis of the actual number of days elapsed and a 360-day year.

(b) Pursuant to Section 3.03 of the Indenture Supplement, on each Note Transfer Date with respect to the Class A(2006-7) Notes, the Indenture Trustee shall deposit into the Class A(2006-7) Interest Funding Sub-Account the portion of CHASEseries Available Finance Charge Collections allocable to the Class A(2006-7) Notes.

Section 2.04 Calculation Agent; Determination of LIBORThe Issuing Entity hereby agrees that for so long as any Class A(2006-7) Notes are Outstanding, there shall at all times be an agent appointed to calculate LIBOR for each Interest Period (the “Calculation Agent”). The Issuing Entity hereby initially appoints the Indenture Trustee as the Calculation Agent for purposes of determining LIBOR for each Interest Period. The Calculation Agent may be removed by the Issuing Entity at any time. If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuing Entity, or if the Calculation Agent fails to determine LIBOR for an Interest Period, the Issuing Entity shall promptly appoint a replacement Calculation Agent that does not control or is not controlled by or under common control with the Issuing Entity or its Affiliates. The Calculation Agent may not resign its duties, and the Issuing Entity may not remove the Calculation Agent, without a successor having been duly appointed.

(b) On each LIBOR Determination Date, the Calculation Agent shall determine LIBOR on the basis of the rate for deposits in United States dollars for a one-month period which appears on Telerate Page 3750 or on such comparable system as is customarily used to quote LIBOR as of 11:00 a.m., London time, on such date. If such rate does not appear on Telerate Page 3750 or on a comparable system as is customarily used to quote LIBOR the rate for that LIBOR Determination Date shall be determined on the basis of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on that day to prime banks in the London interbank market for a one-month period. The Calculation Agent shall request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that LIBOR

Determination Date shall be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that LIBOR Determination Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Beneficiary, at approximately 11:00 a.m., New York City time, on that day for loans in United States dollars to leading European banks for a one-month period.

(c) The Note Interest Rate applicable to the then current and the immediately preceding Interest Periods may be obtained by telephoning the Indenture Trustee at its corporate trust office at (612) 667-8058 or such other telephone number as shall be designated by the Indenture Trustee for such purpose by prior written notice by the Indenture Trustee to each Noteholder from time to time.

(d) On each LIBOR Determination Date, the Calculation Agent shall send to the Indenture Trustee and the Beneficiary, by facsimile transmission, notification of LIBOR for the following Interest Period.

Section 2.05 Payments of Interest and PrincipalAny installment of interest or principal payable on any Class A(2006-7) Note which is punctually paid or duly provided for by the Issuing Entity and the Indenture Trustee on the applicable Interest Payment Date or Principal Payment Date shall be paid by the Paying Agent to the Person in whose name such Class A(2006-7) Note (or one or more Predecessor Notes) is registered on the Record Date, by wire transfer of immediately available funds to such Person’s account as has been designated by written instructions received by the Paying Agent from such Person not later than the close of business on the third Business Day preceding the date of payment or, if no such account has been so designated, by check mailed first-class, postage prepaid to such Person’s address as it appears on the Note Register on such Record Date, except that with respect to Notes registered on the Record Date in the name of the nominee of Cede & Co., payment shall be made by wire transfer in immediately available funds to the account designated by such nominee.

(b) The right of the Class A(2006-7) Noteholders to receive payments from the Issuing Entity will terminate on the first Business Day following the Class A(2006-7) Termination Date.

Section 2.06 Form of Delivery of Class A(2006-7) Notes; Depository; Denominations.

(a) The Class A(2006-7) Notes shall be delivered in the form of a global Registered Note as provided in Sections 2.02 and 3.01(i) of the Indenture, respectively.

(b) The Depository for the Class A(2006-7) Notes shall be The Depository Trust Company, and the Class A(2006-7) Notes shall initially be registered in the name of Cede & Co., its nominee.

(c) The Class A(2006-7) Notes will be issued in minimum denominations of $100,000 and integral multiples of $1,000 in excess of $100,000.

Section 2.07 Delivery and Payment for the Class A(2006-7) Notes The Issuing Entity shall execute and deliver the Class A(2006-7) Notes to the Indenture Trustee for authentication, and the Indenture Trustee shall deliver the Class A(2006-7) Notes when authenticated, each in accordance with Section 3.03 of the Indenture.

Section 2.08 Supplemental Indenture The Issuing Entity may enter into a supplemental indenture with respect to the Class A(2006-7) Notes as provided in Section 9.01 of the Indenture; provided, however, that any supplemental indenture which provides for an additional or alternative form of credit enhancement for the Class A(2006-7) Notes shall, in addition to the requirements set forth in Section 9.01 of the Indenture, require confirmation from the Note Rating Agencies that have rated any Outstanding Notes of the CHASEseries that such change in credit enhancement will not result in a Ratings Effect with respect to any Outstanding Notes of the CHASEseries.

Section 2.09 Appointment of co-Paying Agent and co-Transfer Agent BDL is appointed as co-paying agent and as co-transfer agent in Luxembourg with respect to the Class A(2006-7) Notes for so long as the Class A(2006-7) Notes are listed on the Luxembourg Stock Exchange. Any reference in this Terms Document, the Indenture Supplement, the Asset Pool Supplement and the Indenture to the Paying Agent or the Transfer Agent shall be deemed to include BDL as co-paying agent or co-transfer agent, as the case may be, unless the context requires otherwise.

[END OF ARTICLE II]

IN WITNESS WHEREOF, the parties hereto have caused this Terms Document to be duly executed, all as of the day and year first above written.

CHASE ISSUANCE TRUST

By:	CHASE BANK USA, NATIONAL ASSOCIATION,
as Beneficiary and not in its
individual capacity

By:	/s/ Keith W. Schuck
Name: Keith W. Schuck
Title: President

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Indenture Trustee and
Collateral Agent

By:	/s/ Cheryl C. Zimmerman
Name: Cheryl C. Zimmerman, CCTS
Title: Assistant Vice President

Chase Issuance Trust

CHASEseries Class A(2006-7) Notes Terms Document

Signature Page